EXHIBIT 4.7

RESTRICTED SHARE AGREEMENT

HIGHWAY HOLDINGS LIMITED

2020 STOCK OPTION AND RESTRICTED STOCK PLAN

1. Terms of Award. We are pleased to inform you that you have been awarded the following Common Shares (“Restricted Shares”) under the Highway Holdings Limited 2020 Stock Option and Restricted Stock Plan (the “Plan”), a copy of which is attached hereto as Exhibit A:

Name of Participant:

Number of Restricted Shares:

Award date of the Restricted Shares: April 1, 2025

Purchase price of the Restricted Shares, if applicable: $0.01 per share for past services rendered to the Company.

Subject to acceleration of vesting as provided in the Plan and to the limitations contained herein, the Restricted Shares shall vest, and no longer be subject to forfeiture, on April 1, 2028; provided that vesting will cease upon the termination of your services to the Company or its Affiliates.

2. Vesting of Restricted Shares. The Restricted Shares that shall have vested at any time in accordance with the vesting schedule referenced in this Notice are referred to as “Vested Shares,” and the Restricted Shares that shall not have vested are referred to as “Unvested Shares.” If your employment or service to the Company or its Affiliates is terminated for any reason, (i) all of the Restricted Shares that are Unvested Shares as of such termination date will immediately and automatically be forfeited and reconveyed to the Company and will be cancelled on the Company’s stock books, (ii) the Company promptly will pay you the purchase price, if any, paid hereunder by you for the Unvested Shares, and (iii) you will immediately and automatically cease to have any ownership right in any and all Unvested Shares as of such termination date. In such event, the terms and provisions of this Notice and of the Plan will remain in full force and effect with respect to any Vested Shares.

3. Number of Shares and Exercise Price. The nature and number of the Restricted Shares referenced in this Notice may be adjusted from time to time as provided in Section 6(b) of the Plan. The terms of the Plan and of the Restricted Shares also may be amended as provided in Section 11 of the Plan.

4. Method of Payment. The purchase price, if applicable, of the Restricted Shares may be paid to the Company in the manner specified in Section 9(b) of the Plan.

5. Shareholder Rights. From the award date and for so long as the Unvested Shares shall not have been forfeited as provided in Section 2 above, you will have the right to vote the Restricted Shares and to receive with respect to the Restricted Shares any dividends that the Company may declare regarding the Common Shares; provided, however, that any dividend payable in Common Shares also will be deemed to be Restricted Shares under this Notice.

6. Stock Certificates. Concurrently with your payment of the purchase price, if any, of the Restricted Shares, the Company will issue one or more stock certificates in your name evidencing the Restricted Shares. The Company shall retain the same and any other stock certificate or certificates that evidence Unvested Shares at any time. You agree to execute such further instruments and to take such further actions as the Company may deem necessary or advisable for purposes of facilitating the enforcement of this Notice and of the Plan. You acknowledge and agree that all certificates evidencing Unvested Shares will bear substantially the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING AND FORFEITURE PROVISIONS AS SET FORTH IN A RESTRICTED SHARE AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.

In addition, the Company will make a notation regarding the restrictions on transfer of the Restricted Shares in its stock books, and shares of the Restricted Shares will be transferred on the books of the Company only if transferred or sold in accordance with the terms and provisions of this Notice and of the Plan. Upon your request at any time, the Company will deliver to you a stock certificate, or if the Common Shares are no longer certificated, a registration of stock, in your name evidencing Vested Shares.

7. Tax Obligations. You will be solely responsible for the payment of any and all federal, state, local and foreign taxes that may be imposed on you by reason of your acquisition of the Restricted Shares and any vesting and subsequent sale of the Vested Shares. You agree to make appropriate arrangements with the Company or its Affiliates for the satisfaction of all federal, state, local and foreign income and employment tax withholding requirements applicable to the receipt or vesting of the Restricted Shares. You acknowledge and agree that the Company may refuse to issue the Restricted Shares if such withholding amounts are not satisfied. If you are a U.S. taxpayer, in connection with the receipt of the Restricted Shares, you hereby represent and warrant that the Company has advised you to consult with your own tax advisor regarding whether an election under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended, should be made by you within thirty days after the award date referenced in this Notice.

8. Transferability. The transferability restrictions and provisions contained in Section 9(c) of the Plan are incorporated into and made a part of this Notice.

9. Restricted Shares Not an Employment Contract. The award of the right to acquire Restricted Shares is not an employment or service contract, and nothing in the award will create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or its Affiliates or any obligation of the Company or its Affiliates to continue your employment or service.

10. Plan Controls. The Restricted Shares are awarded under the Plan. The terms and provisions contained in the Plan are incorporated into and made a part of this Notice, and this Notice will be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the terms and provisions of the Plan and the terms and provisions of this Notice, the terms and provisions of the Plan will be controlling and determinative. Unless otherwise defined, defined terms used in this Notice have the meanings ascribed to them in the Plan.

11. Notices. Notices and communications regarding the Restricted Shares must be in writing and either personally delivered, by facsimile to the number provided below, or sent by regular mail. Notices to the Company must be addressed to its address set forth on the signature page of this Notice or any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then on file with the Company, or at any other address given by you in a written notice to the Company as provided herein.

12. Binding Effect. Except as otherwise provided in this Notice or in the Plan, the terms and provisions of this Notice will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13. Headings. Section and other headings contained in this Notice are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Notice or any provision hereof.

14. Severability. Every provision of this Notice and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining provisions of this Notice or of the Plan.

15. Governing Law. This Notice shall be interpreted, administered and otherwise subject to the laws of British Virgin Islands (disregarding choice-of-law provisions).

16. Counterparts. This Notice may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the right to acquire Restricted Shares is awarded under and governed by the terms and provisions of this Notice and of the Plan.

HIGHWAY HOLDINGS LIMITED

By:
Name:
Title:

Address: Suite 1801, Level 18, Landmark North 39 Lung Sum Avenue Sheung Shui New Territories, Hong Kong Facsimile number: (852) 2343-4976

The undersigned hereby accepts the award of the right to acquire Restricted Shares on the terms and provisions of this Notice and of the Plan.

Participant:

Signature:	_____________________________

Address:	_____________________________
_____________________________
______________, ______________

Exhibit A

Highway Holdings Limited 2020 Stock Option and Restricted Stock Plan

[attached]